Exhibit 99.1

ENVIRONMENTAL TECTONICS CORPORATION

ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS

Southampton, PA: January 9, 2007 – Environmental Tectonics Corporation (ETC: AMEX) (“ETC” or the “Company”) today announced financial results for the third quarter of fiscal 2007.

For the third quarter of fiscal 2007, which ended on November 24, 2006, the Company had a net loss of $1,866,000, or $.22 per share (diluted), versus a net loss of $1,327,000 or $.15 per share (diluted) for the third quarter of fiscal 2006. Sales for the third quarter of fiscal 2007 were $4,718,000, as compared to $6,206,000 for the third quarter of fiscal 2006, a decrease of $1,488,000 or 24.0%, reflecting sales decreases in our domestic and government markets and in a majority of our product areas, most notably environmental (down $792,000 domestically and $708,000 in total) and ETC Southampton Pilot Training Systems (down $672,000 internationally and $797,000 in total). Acting as partial offsets were international sterilizer sales (up $910,000) and hyperbaric sales (up $107,000 overall).

Geographically, domestic sales for the third quarter of fiscal 2007 were $1,054,000, down $1,278,000 or 54.8% from the third quarter of fiscal 2006, primarily reflecting sales decreases in sterilizers and environmental products (down approximately 44% and 94%, respectively). Domestic sales represented 22.3% of the Company’s total sales for the third quarter of fiscal 2007, down from 37.6% for the third quarter of fiscal 2006. U.S. Government sales for the third quarter of fiscal 2007 were $27,000 as compared to $249,000 for the third quarter of fiscal 2006. International sales for the third quarter of fiscal 2007, including those made by the Company’s foreign subsidiaries, were $3,637,000, an increase of $12,000 or 0.3% from international sales for the third quarter of fiscal 2006, and represented 77.1% of total sales for the third quarter of fiscal 2007 as compared to 58.4% for the third quarter of fiscal 2006.

Gross profit for the third quarter of fiscal 2007 was $1,030,000 as compared to $1,367,000 in the third quarter of fiscal 2006, a decrease of $337,000 or 24.7%. This decrease primarily reflected the decrease in sales between the two periods as the gross profit rate as a percentage of sales between the periods was comparable. During the current period a significantly reduced gross profit and profit rate on lower sales in ETC Southampton was mostly offset by a gross profit improvement both in dollars and as a percentage of sales in ETC-PZL, the Company’s Polish subsidiary.

Selling and administrative expenses for the third quarter of fiscal 2007 were $2,568,000 as compared to $2,267,000 in the third quarter of fiscal 2006, an increase of $301,000 or 13.3%, primarily reflecting increased consulting fees and start-up expenses associated with the development of the National Aerospace Training and Research (NASTAR) Center in ETC Southampton. Acting as a partial offset was reduced commission expense on reduced sales and a favorable sales mix.

	Selected Financial Data (unaudited) (thousands, except share and per share information)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	Nov. 24, 2006	Nov. 25, 2005	Nov. 24, 2006	Nov. 25, 2005

Sales	$4,718	$6,206	$13,622	$18,376
Gross profit	1,030	1,367	2,538	4,102
Operating loss	(1,581)	(986)	(4,936)	(3,287)
Pre-tax loss	(1,829)	(1,317)	(5,757)	(4,662)
Minority interest	33	6	16	4
Net loss	$(1,866)	$(1,327)	$(5,786)	$(4,670)
Loss per share
Basic and diluted	$(0.22)	$(0.15)	$(0.66)	$(0.52)
Average shares	9,027,000	9,021,000	9,031,000	9,020,000

William F. Mitchell, ETC’s President and Chairman, stated, “We recently announced a series of important management changes.

Alper Kus was promoted to Vice President of Software Development. Mr. Kus, originally from Turkey, will coordinate all software development for ETC Southampton and manage our software development and research efforts in our Turkish subsidiary.

Richard A. (Dick) Leland, ETC’s Vice President of Aircrew Training Systems, has been appointed President of our newly formed NASTAR Center. As a former USAF pilot with an extensive background in aeromedical training, Dick’s main responsibility will be to develop a training business for this significant new venture.

Rob Lloyd was promoted to President and Chief Creative Officer of our entertainment division where he will be responsible for overseeing all creative and business development for this product line.

These changes are a result of our major planning process which began last fall. The worldwide marketplace for high performance jet pilot training has shifted significantly in the past few years and ETC must evolve accordingly. We are currently examining all of our business lines in an effort to re-focus and strengthen each of their core competencies.”

ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 24, 2006.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100	(ext. 1203)	Fax: 215-357-4000
ETC – Internet Home Page:	http://www.etcusa.com